Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PROVIDENCE AND WORCESTER RAILROAD COMPANY

FIRST:  The name of the corporation (which is hereinafter referred to as the "Corporation") is Providence and Worcester Railroad Company.
SECOND:  The name and address of the registered agent in the State of Rhode Island is CT Corporation System, 450 Veterans Memorial Parkway, Suite 7A, East Providence, Rhode Island 02914.
THIRD:  The purpose or purposes which the Corporation is authorized to pursue are:

Said Corporation is formed for the purpose and shall have the power to conduct a general railroad business in the State of Rhode Island and in all states of the United States; to survey, build, own, lease, acquire, mortgage, operate, and maintain and sell or otherwise dispose of a line or lines of railroad for the purpose of carrying and transporting freight, passengers, baggage, mail and express, and to do a general railroad business for hire and for toll; to purchase, construct, own, maintain and operate wharves, bridges and trestles, and to lay rails and operate railroads thereon; to purchase, construct, own, maintain and operate in connection therewith ferries, vessels, ships, steamers, barges, docks, slips and landings and discharging places for freight and passenger traffic; to purchase, sell, lease, mortgage, hold and operate all classes of real estate; and to purchase, sell, mortgage, hold, control and operate easements, franchises, roads and rights-of-way; to construct power plants; to construct and operate common carrier pipelines for hire and for toll in the state of Rhode Island and in all states of the United States; to buy, own, build, maintain, lease and sell, mortgage or otherwise dispose of plants for the manufacture and repair of engines, motors, cars, trucks and rolling stock of all kinds and machinery and mechanical devices of every kind and nature for the furtherance of the purposes herein stated; to do, either as principal or agent and either alone or through subsidiaries or in connection with other persons, firms, associations or corporations, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any one or more of the purposes herein enumerated or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to engage in any lawful act or activity for which corporations may now or hereafter be organized under the general laws of Rhode Island. In addition to the foregoing, the Corporation shall have all powers granted to business corporations pursuant to Section 7-1.2-302 of the Business Corporation Act of the State of Rhode Island, as amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 (ONE THOUSAND), all of which shares shall be Common Stock having a par value per share of $0.01.
FIFTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these Articles of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.

SIXTH: The Corporation reserves the right to amend any provision contained in these Articles of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on shareholders or others hereunder are subject to such reservation.
SEVENTH:  (a)  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Act of the State of Rhode Island as currently in effect or as the same may hereafter be amended.  Any repeal or modification of this subsection (a) of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal or modification.  If the Business Corporation Act of the State of Rhode Island is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Rhode Island, as so amended.

The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys' fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the Business Corporation Act of the State of Rhode Island, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.
To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article SEVENTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.
Expenses (including attorneys' fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation's receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the Business Corporation Act of the State of Rhode Island, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

The indemnification permitted by this Article SEVENTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.
The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or otherwise.